EXHIBIT 99.(b)

Florida Progress Corporation
Investor News
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Analyst Contacts:
Gre Beuris (727) 820-5734
Lauran Willoughby (727) 820-5737


                         FLORIDA POWER TO BUILD PEAKING UNITS

- Generation expansion will increase overall capacity, reliability for FPC customers

ST. PETERSBURG, FL...(February 19, 1999)...Florida Power Corporation today announced the next phase of its generation expansion plan. The first phase was the 500-megawatt Hines 1 unit, which began initial start-up and testing in December 1998 and is scheduled for full commercial operation by the end of the first quarter of this year. The next phase is to build three "peaker" power generation units at Florida Power's Intercession City site in Osceola County. The units, designed to provide electricity during periods of peak customer demand, will provide a total of 300 megawatts of power beginning in December 2000.

"As we enter our 100th year of providing electric service to the residents of Florida, we do so with a renewed commitment to providing our customers with competitively priced, reliable energy," said Florida Power President and CEO Joe Richardson. "We intend to live up to that commitment, and building new peaker units provides us with an innovative and timely way to do just that."

In October of last year, Florida Power submitted a proposal to the Florida Public Service Commission (PSC) asking the Commission to exercise its statutory authority to forgo the bid requirement for a second power plant at the company's Hines Energy Complex in Polk County. PSC rules state that the Commission may forgo the time-consuming bid process if proposals, like the one Florida Power submitted for the Hines 2 plant, would "likely result in lower-cost supply of electricity, increase the reliable supply of electricity or is otherwise in the public interest." Citing concerns about potentially lengthy legal challenges, the PSC recently denied Florida Power's request for a bid waiver.

"While we're disappointed in the PSC's recent decision and its associated delay, Hines 2 is still very much in our future plans, and the addition of peakers at Intercession City simply postpones that phase to a later date," said Richardson. "In the meantime, we will continue our work to meet the growing customer demand for electricity in the near future."

Florida Power has an agreement with General Electric to purchase three 7EA combustion turbine units. The units will be capable of using either oil or natural gas,depending upon the cost and availability of those fuel sources. Environmental permitting is expected to be complete by the end of the year, and construction will begin immediately thereafter at Florida Power's Intercession City plant site, which is located in southwestern Osceola County. It is a 167 -acre site with 58 acres developed for peaking plants. Currently, the site accommodates 11 units that in total produce more than 900 megawatts of power during periods of peak customer demand for electricity.

Headquartered in St. Petersburg, Florida, Florida Power Corporation is one of the country's leading investor-owned electric utilities. For 100 years, Florida Power has provided electric service in central and northern Florida, and today is the energy provider to more than 1.3 million customers who live within the company's 32-county service area. Florida Power's dedication to growth through expanding customer relationships is reflected in three customer commitments: competitively priced energy, excellent reliability and outstanding customer service. Florida Power is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE:FPC).